FOR IMMEDIATE RELEASE News Announcement

Patriot Capital Funding Reports 2008 Third Quarter Results

- Declares 2008 Fourth Quarter Dividend of $0.25 Per Share -

WESTPORT, CT – November 7, 2008 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) (“Patriot Capital Funding” or the “Company”), a specialty finance company providing flexible financing solutions to small- to mid-sized companies primarily in transactions initiated by private equity sponsors, today announced results for the three- and nine-month periods ended September 30, 2008.

2008 Third Quarter Summary

•	Total investment income of $10.2 million

•	Net investment income of $6.6 million, or $0.32 per basic and diluted share

•	Net loss of $316,000, or $0.02 per basic and diluted share

•	Net asset value per share of common stock at September 30, 2008 was $9.74, versus $10.08 at June 30, 2008

Portfolio Activity

•	We originated a $21.0 million one-stop financing, comprised of senior and subordinated debt, and a $1.0 million equity co-investment, in connection with the recapitalization of Boxercraft Incorporated (“Boxercraft”) by River Associates Investments, LLC and Boxercraft’s management. Boxercraft is a supplier of specialty apparel, including spiritwear and licensed college apparel.

•	We funded a $5.5 million debt investment, comprised of a senior secured revolving line of credit and a secured term loan, in L.A. Spas, Inc., an existing portfolio company.

•	We made a $1.1 million equity investment in Specialty Tools, Inc. (“Specialty Tools”), the parent company of Nupla Corporation (“Nupla”), an existing portfolio company. The equity infusion was utilized to support the acquisition of Hisco, Inc., a manufacturer of professional, high-grade fiberglass-handled striking and digging tools, by Specialty Tools.

•	We funded a $2.0 million senior secured term loan debt investment in Cengage Learning Acquisitions, Inc., a marketer of highly customized learning solutions.

•	We funded a $6.5 million senior secured term loan debt investment in Label Corp Holdings, Inc., a supplier of prime labels.

•	We funded a $7.5 million senior secured term loan debt investment in Hudson Products Holdings, Inc., a designer and manufacturer of air-cooled heat exchange equipment.

•	We funded a $2.0 million senior secured term loan debt investment in CDW Corporation, a marketer of computers and computer peripheral equipment.

•	We funded a $2.0 million senior secured term loan debt investment in Texas Competitive Electric Holdings Company, LLC, a marketer of electricity to residential and commercial customers.

In addition, during the 2008 third quarter:

•	We received proceeds of $12.9 million in conjunction with the full repayment of our senior secured loan and subordinated debt investment in Vince & Associates Clinical Research, Inc. Additionally, we received $1.0 million in conjunction with the sale of our equity co-investment in this company and realized a gain of approximately $458,000. We earned an internal rate of return of approximately 16.8% on our entire debt investment and in excess of 130% on our equity investment.

•	We received proceeds of $8.4 million in conjunction with the full repayment of our senior secured revolving line of credit and senior secured term loans in Smart, LLC. Additionally, we converted $500,000 of convertible subordinated debt to membership interests in this portfolio company.

Subsequent to the 2008 third quarter:

•	We acted as lead arranger and administrative agent on a $32.5 million financing to a leading provider of services for the biomedical research industry. We committed $22.5 million to the financing, which was comprised of senior and subordinated debt and an equity investment, and we syndicated the remaining $10.0 million, which was comprised of senior secured debt, to another financial institution.

•	We received proceeds of $1.4 million in conjunction with the sale of our senior secured term loan in a publisher of textbooks and educational materials. We realized a loss of approximately $450,000 upon the sale.

“During the 2008 third quarter, we experienced a continuation of the unfavorable market conditions and trends that we have been seeing in recent reporting periods,” stated Patriot Capital Funding President and Chief Executive Officer Richard Buckanavage.

“Although leverage multiples have recently come down and the cost of debt has risen significantly over the last several months, these trends are now of the magnitude that they are negatively impacting returns for private equity sponsors. As a result, there is a dearth of attractive transactions in the lower end of the middle market. In our view, current purchase price multiples will need to fall materially in order to make many of these transactions economically viable for sponsors. That process will take time and accordingly, we do not expect to initiate many additional proprietary investments during the remainder of 2008 and well into 2009.”

“Despite the challenging economic environment, credit quality in our investment portfolio was once again a bright spot for us. Patriot Capital Funding’s weighted average risk rating remained essentially flat again during the third quarter with a 2.09 rating at September 30, 2008, versus 2.08 at June 30, 2008 and 2.11 at December 31, 2007. More than 79 percent of our investments were in the top two ratings categories, up from 75 percent following Q2, and the fair value of our loan portfolio was more than 93 percent of cost at quarter-end,” concluded Mr. Buckanavage.

Portfolio Yield

The weighted average yield on all of our debt investments for the three months ended September 30, 2008 was 12.6%, compared to 12.3% for the three months ended September 30, 2007. The weighted average balance of our debt investment portfolio for the three months ended September 30, 2008 was $313.8 million, compared to $302.2 million for the three months ended September 30, 2007.

Portfolio Asset Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investments that exceed expectations and/or a capital gain is expected.
Investment Rating 2 – Investments that are generally performing in accordance with expectations.
Investment Rating 3 – Investments that require closer monitoring.
Investment Rating 4 – Investments performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investments performing significantly below expectations where we expect a loss.

At September 30, 2008, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 investments totaled $67.0 million (21.3% of the total portfolio).
Investment Rating 2 investments totaled $181.7 million (57.9% of the total portfolio).
Investment Rating 3 investments totaled $44.4 million (14.2% of the total portfolio).
Investment Rating 4 investments totaled $10.1 million (3.2% of the total portfolio).
Investment Rating 5 investments totaled $10.7 million (3.4% of the total portfolio).

We recorded net unrealized depreciation on our investments in the amount of approximately $7.1 million during the 2008 third quarter. A portion of this amount, approximately $1.4 million, resulted from quoted market prices on our syndicated loan portfolio, approximately $4.5 million resulted from a decline in cash flows of our portfolio companies, and approximately $1.2 million resulted from the adoption of Statement of Financial Accounting Standards No. 157 – Fair Value Measurements.

During the 2008 third quarter, we had two loans on non-accrual status.

Liquidity and Capital Resources

At September 30, 2008, we had cash and cash equivalents of $1.0 million, total assets of $366.3 million and net assets of $201.6 million. We had $154.2 million of borrowings outstanding at September 30, 2008 under our $225 million securitization revolving credit facility. At September 30, 2008, the interest rate on our securitization revolving credit facility was 5.2%, up from 4.5% at June 30, 2008. Our regulatory asset coverage was 231%, down from 280% at June 30, 2008 and 234% at December 31, 2007. We are required to maintain regulatory asset coverage of at least 200%. In addition, the securitization revolving credit facility contains certain requirements and covenants, including limiting our borrowing capacity to the amount of our stockholders’ equity. As of September 30, 2008, we were in compliance with all such requirements and covenants.

Since the turmoil in the financial markets, which began in mid-2007, we have taken a number of steps to help ensure the continued availability of liquidity. First, we increased the borrowing availability under our securitization revolving credit facility from $175 million to $225 million in April 2008. Second, we obtained stockholder approval at our 2008 annual meeting of stockholders to, subject to approval from our board of directors, (i) issue securities to subscribe to, convert to, or purchase shares of our common stock and (ii) sell shares of our common stock below the then current net asset value per share. However, in light of the recent worsening of the conditions in the financial markets and the U.S. economy overall, we have, subsequent to quarter end, already sold one portfolio investment and are actively seeking to opportunistically sell other selected portfolio investments and have decided to lower our quarterly dividend. Because we believe improvement in the financial markets is several quarters out, we are also considering other measures to ensure adequate liquidity, including forming and licensing a Small Business Investment Company subsidiary and further operating expense reductions. Although we believe that these measures should provide us with sufficient sources of liquidity to support our operations, we cannot provide any assurance that these measures will be sufficient given the unprecedented instability in the financial markets and weakening of the U.S. economy.

Dividend Information

We announced today that our board of directors has declared a cash dividend of $0.25 per share for the fourth quarter of 2008. The dividend is payable as follows:

Record date: December 22, 2008
Payment date: January 15, 2009

Our board has decided to lower our quarterly per share dividend to $0.25 from $0.33. The reduction reflects our belief that the remainder of 2008 and much of 2009 will be characterized by substantially lower closed deal volume. We also expect further capital deployment to be hindered by our inability currently to access the public equity markets and limitations on our ability to use leverage to fund our investment activities. In addition to lower expected revenue over the next 12 months, we also expect borrowing costs to rise as well. The liquidity facility associated with our securitization revolving credit facility matures in April 2009. We fully expect a meaningful increase in our borrowing costs in connection with its extension.

Our dividend is paid from taxable income. Our board of directors determines the dividend based on annual estimates of taxable income, which differs from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

2008 Third Quarter Conference Call/Webcast Information

Conference Call:	Today – November 7, 2008 at 10:30 a.m. EST
Dial-in Number:	800/954-1051
Call Replay Until:	November 9, 2008 at 12:30 p.m. EST
Replay Number:	800/633-8284
Replay Access Code:	21398592
Webcast:	www.patcapfunding.com
Web Replay:	30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- to mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments of generally up to $3.0 million and, to a lesser extent, investments in broadly syndicated loans.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2007, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Patriot Capital Funding, Inc.
Consolidated Balance Sheets

	September 30, December 31,
	2008	2007
ASSETS	(unaudited)
Investments at fair value:
Non-control/non-affiliate investments (cost of $237,216,503 – 2008,
$294,686,727 - 2007)	$231,061,072	$290,225,759
Affiliate investments (cost of $74,483,309 – 2008, $86,577,905 – 2007)	64,840,631	85,171,605
Control investments (cost of $43,270,552 – 2008, $6,980,389 – 2007)	35,171,524	9,328,389

Total investments	331,073,227	384,725,753
Cash and cash equivalents	999,248	789,451
Restricted cash	30,297,325	10,487,202
Interest receivable	1,521,448	1,758,954
Other assets	2,386,211	617,448

TOTAL ASSETS	$366,277,459	$398,378,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$154,200,000	$164,900,000
Interest payable	486,807	821,124
Dividends payable	6,894,520	6,814,650
Accounts payable, accrued expenses and other	3,107,060	4,245,350

TOTAL LIABILITIES	164,688,387	176,781,124

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock, $.01 par value, 49,000,000 shares authorized;
20,702,485 and 20,650,455 shares issued and outstanding at
September 30, 2008 and December 31, 2007, respectively	207,024	206,504
Paid-in capital	234,802,443	233,722,593
Accumulated net investment loss	(1,912,061)	(1,912,061)
Distributions in excess of net investment income	(3,603,262)	(2,824,651)
Net realized loss on investments	(3,149,227)	(3,171,365)
Net unrealized depreciation on investments	(24,028,252)	(3,660,971)
Net unrealized depreciation on interest rate swaps	(727,593)	(762,365)

TOTAL STOCKHOLDERS’ EQUITY	201,589,072	221,597,684

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$366,277,459	$398,378,808

NET ASSET VALUE PER COMMON SHARE	$9.74	$10.73

Patriot Capital Funding, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
INVESTMENT INCOME
Interest and dividends:
Non-control/non-affiliate investments	$6,477,906	$8,049,366	$21,909,910	$23,163,971
Affiliate investments	1,994,624	1,329,525	7,007,546	3,047,798
Control investments	966,986	176,361	1,645,111	292,202

Total interest and dividend income	9,439,516	9,555,252	30,562,567	26,503,971

Fees:
Non-control/non-affiliate investments	105,464	161,325	343,550	731,050
Affiliate investments	282,518	19,054	358,966	49,944
Control investments	72,487	6,250	113,737	99,763

Total fee income	460,469	186,629	816,253	880,757

Other investment income:
Non-control/non-affiliate investments	17,833	11,001	300,076	435,130
Affiliate investments	307,245	—	307,245	—
Control investments	4,357	—	142,383	—

Total other investment income	329,435	11,001	749,704	435,130

Total Investment Income	10,229,420	9,752,882	32,128,524	27,819,858

EXPENSES
Compensation expense	834,779	1,332,087	3,440,278	3,883,585
Interest expense	1,789,755	2,067,467	5,774,508	5,216,188
Professional fees	340,388	250,706	1,011,119	664,377
General and administrative expense	706,715	601,637	2,140,238	1,817,737

Total Expenses	3,671,637	4,251,897	12,366,143	11,581,887

Net Investment Income	6,557,783	5,500,985	19,762,381	16,237,971

NET REALIZED GAIN AND NET UNREALIZED DEPRECIATION
Net realized gain (loss) on investments – non-control/non- affiliate	(2,500)	7,500	(86,267)	91,601
Net realized gain on investments – affiliate	458,405	—	458,405	—
Net realized loss on investments – control	—	—	(350,000)	—
Net unrealized depreciation on investments – non-control/non-affiliate	(2,054,709)	(1,259,232)	(10,684,608)	(1,624,182)
Net unrealized depreciation on investments – affiliate	(2,808,033)	(1,317,300)	(8,470,041)	(1,077,100)
Net unrealized appreciation (depreciation) on investments – control	(2,285,030)	1,456,600	(1,212,632)	1,694,200
Net unrealized appreciation (depreciation) on interest rate swaps	(182,011)	(381,680)	34,772	(259,536)

Net Realized Gain and Net Unrealized Depreciation	(6,873,878)	(1,494,112)	(20,310,371)	(1,175,017)

NET INCOME (LOSS)	$(316,095)	$4,006,873	$(547,990)	$15,062,954

Earnings (loss) per share, basic	$(0.02)	$0.22	$(0.03)	$0.84

Earnings (loss) per share, diluted	$(0.02)	$0.22	$(0.03)	$0.83

Weighted average shares outstanding, basic	20,702,485	18,284,737	20,682,167	18,024,294

Weighted average shares outstanding, diluted	20,702,485	18,476,049	20,682,167	18,215,606

CONTACTS
Richard Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Norberto Aja Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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